SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO
SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940; and in connection with such notification of registration submits the following information:

Name: Salient MF Trust

Address of Principal Business Office:

4265 San Felipe, Suite 800
Houston, Texas 77027
Telephone Number:  (713) 993-4675

Name and address of agent for service of process:

    John A. Blaisdell
    Salient MF Trust
4265 San Felipe, Suite 800
Houston, Texas 77027
Telephone Number:  (713) 993-4675

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:   YES [X]   NO [ ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Houston and State of Texas on the 19th day of March, 2012.

Salient MF Trust

By: /s/ John A. Blaisdell
John A. Blaisdell
President

Attest:                     /s/ Jeremy L. Radcliffe
Jeremy L. Radcliffe
Secretary